NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 26, 2018, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 13, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Navios Maritime Midstream Partners L.P. and Navios Maritime Acquisition Corporation became effective on Decemebr 13, 2018. Each common share representing limited partner interests was converted at the holders option into 0.42 of a share of Navios Maritime Acquisition Corporation common stock or One (1) share of series E Convertible Preferred Stock of Navios Maritime Acquisition Corporation (see proxy statement for details of terms and material features). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 14, 2018.